EXHIBIT 99.2

CONSENT OF BSP SECURITIES, LLC

We hereby consent to the use of our opinion letter dated November 6, 2015, to the Board of Directors of Cardinal Bankshares Corporation to the joint proxy statement/prospectus that is a part of the Registration Statement on Form S-4 relating to the proposed merger among Cardinal Bankshares Corporation, Grayson Bankshares, Inc. and Parkway Acquisition Corp., and to the references to such letter and to our firm in such proxy statement/prospectus.

In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Sincerely,

BSP SECURITIES, LLC /s/ Gary H. McNorrill
Name: Gary H. McNorrill
Title: Managing Director